EXHIBIT 99.1

NEWS RELEASE
Visteon receives continued listing standards notice from NYSE
VAN BUREN TOWNSHIP, Mich., Nov. 20, 2008 — Visteon Corporation (NYSE:VC) announced today that on Nov. 14, 2008, Visteon received notification from the New York Stock Exchange (the “NYSE”) that the company had fallen below its continued listing standard, which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.
Visteon plans to notify the NYSE that it intends to cure the deficiency. The company has a period of six months to bring its average share price back above $1.00. Under NYSE rules, Visteon’s common stock will continue to be listed on the NYSE during the cure period, subject to the company’s compliance with other NYSE continued listing requirements.
Visteon’s business operations, Securities and Exchange Commission reporting requirements, credit agreements and other debt obligations are not otherwise affected by this notification.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 27 countries and employs approximately 35,500 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the financial condition of our customers and the effects of reorganization, consolidation and/or restructuring plans that may be announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; our ability to meet the continued listing standards of the New York Stock Exchange; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com
Contacts:

Media:	Investors:
Jim Fisher	Steven Ward
734-710-5557	734-710-5800
jfishe89@visteon.com	sward8@visteon.com